Exhibit 99.1

News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

PROCTER & GAMBLE ANNOUNCES PRELIMINARY RESULTS OF EXCHANGE OFFER

CINCINNATI, September 30, 2016—The Procter & Gamble Company (NYSE:PG) announced today the preliminary results of its exchange offer for shares of P&G common stock in connection with the previously announced transaction to separate its global fine fragrances, salon professional, cosmetics and retail hair color businesses, along with select hair styling brands (collectively referred to as “P&G Specialty Beauty Brands”).

In the transaction, P&G transferred the assets and liabilities of P&G Specialty Beauty Brands, other than specified excluded brands, to Galleria Co., a wholly owned subsidiary of P&G created to facilitate the transaction, and Galleria Co. will merge with a subsidiary of Coty Inc. (NYSE:COTY) and become a wholly owned subsidiary of Coty. Upon completion of the merger, each share of Galleria Co. common stock will be converted into the right to receive one share of Coty class A common stock.

The exchange offer expired at 12:00 midnight, Eastern Daylight (New York City) Time, on September 29, 2016. P&G shareholders who tendered their shares of P&G common stock in the exchange offer will receive approximately 3.9033 shares of Coty class A common stock (subject to receipt of cash in lieu of fractional shares) for each share of P&G common stock accepted for exchange.

Exchange Offer Preliminary Results

Pursuant to the exchange offer and based on a preliminary count by the exchange agent, approximately 691,105,648 shares of P&G common stock were tendered prior to the expiration of the exchange offer, including 383,204,614 shares tendered pursuant to guaranteed delivery procedures. The total number of shares tendered includes an estimated 1,488,679 shares of P&G common stock tendered by odd-lot shareholders not subject to proration. P&G intends to accept 104,969,205 of the tendered shares in exchange for the 409,726,299 shares of Galleria Co. common stock owned by P&G and offered for exchange.

Based on the total number of shares of P&G common stock reported to be tendered and not properly withdrawn prior to the expiration of the exchange offer, the exchange offer was oversubscribed by approximately 586,136,443 shares, including shares tendered pursuant to guaranteed delivery procedures, resulting in a preliminary proration factor of approximately 15.01 percent.

P&G will not be able to determine the final proration factor until the end of the exchange offer’s guaranteed delivery period at 5:00 p.m., New York City time, on October 4, 2016. P&G will publicly announce the final proration factor, which may be different from today’s preliminary estimate, once it has been determined.

Because more than 104,969,205 shares of P&G common stock were tendered, all shares of Galleria Co. common stock owned by P&G are expected to be distributed to P&G shareholders who tendered their shares of P&G common stock in the exchange offer, and no shares of Galleria Co. common stock are expected to be distributed to P&G shareholders as a pro rata dividend.

For more information about the proposed transaction, please visit the website that P&G maintains for the exchange offer at www.dfking.com/pg. For more information about the exchange offer, please contact the information agent, D.F. King & Co., Inc., at (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers).

Forward-Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to P&G’s business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. P&G undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which P&G’s forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and generate sufficient income and cash flow to allow P&G to effect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets and changes to P&G’s credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including sole supplier and sole manufacturing plant arrangements) and manage disruption of business due to factors outside of P&G’s control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including commodity prices, raw materials, labor costs, energy costs and pension and health care costs; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to technological advances attained by, and patents granted to, competitors; (7) the ability to compete with P&G’s local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect P&G’s reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as P&G’s suppliers, contractors and external business partners; (11) the ability to rely on and maintain key information technology systems and networks (including P&G and third-party systems and networks) and maintain the security and functionality of such systems and networks and the data contained therein; (12) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, accounting standards and the environment) and to resolve pending matters within current estimates; (13) the ability to manage changes in applicable tax laws and regulations; (14) the ability to successfully manage P&G’s portfolio optimization strategy, as well as ongoing acquisition, divestiture and joint venture activities, to achieve P&G’s overall business strategy, without impacting the delivery of base business objectives; (15) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining particularly key employees, especially in key growth markets where the availability of skilled or experienced employees may be limited; and (16) the ability to manage the uncertain implications of the United Kingdom’s withdrawal from the European Union. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to P&G’s most recent 10-K, 10-Q and 8-K reports.

Additional Information

Galleria Co. and Coty have filed registration statements with the U.S. Securities and Exchange Commission (“SEC”) registering the shares of Galleria Co. common stock and shares of Coty class A common stock to be issued to P&G shareholders in connection with the P&G Specialty Beauty Brands transaction. Coty has also filed a definitive information statement on Schedule 14C with the SEC that has been sent to the shareholders of Coty. In connection with the exchange offer for the shares of P&G common stock, P&G filed on September 1, 2016 a tender offer statement on Schedule TO with the SEC. P&G shareholders are urged to read the prospectus included in the registration statements, the tender offer statement and any other relevant documents because they contain important information about Galleria Co., Coty and the proposed transaction. The prospectus, information statement, tender offer statement and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. The documents can also be obtained free of charge from P&G upon written request to The Procter & Gamble Company, c/o D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005 or by calling (212) 269-5550 (for banks and brokers) and (877) 297-1747 (for all other callers) or from Coty upon written request to Coty Inc., Investor Relations, 350 Fifth Avenue, New York, New York 10118 or by calling (212) 389-7300.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

About Coty

Coty is a leading global beauty company with net revenues of $4.3 billion for the fiscal year ended June 30, 2016. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, DAVIDOFF, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

# # #

Contacts

P&G Media Contacts:

Damon Jones, +1 (513) 983-0190, jones.dd@pg.com

Jennifer Corso, +1 (513) 983-2570, corso.jj@pg.com

or

P&G Investor Relations Contact:

John Chevalier, +1 (513) 983-9974